Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 and the related Prospectus of our report dated December 5, 2025, except for Notes 1, 2, 4, 5, 6 and 9, as to which the date is March 13, 2026, relating to the financial statements of Future Money Acquisition Corporation. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

March 23, 2026